Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Telomir Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry-Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457	(o)	(3)	(3)	(3)
	Equity	Preferred stock, par value $0.0001 per share	457	(o)	(3)	(3)	(3)
	Other	Warrants	457	(o)	(3)	(3)	(3)
	Other	Units	457	(o)	(3)	(3)	(3)
	Unallocated (Universal) Shelf		457	(o)	(3)	(3)	$150,000,000.00 (5)	0.00015310	$22,965.00
Carry Forward Securities
Carry Forward Securities

	Total Offering Amount						$150,000,000	0.00015310	$22,965
	Total Fees Previously Paid								N/A
	Total Fee Offsets								N/A
	Net Fee Due								$22,965

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Telomir Pharmaceuticals, Inc. (the “Registrant”) that become issuable with respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Registrant’s common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act.

(3)	An indeterminate number or aggregate principal amount, as applicable, of securities of each identified class is being registered as may from time to time be offered on a primary basis at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon the exercise, settlement, exchange or conversion of securities offered hereunder, which together shall have an aggregate initial offering price not to exceed $150,000,000. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.

(4)	Estimated solely for purposes of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate initial offering price of all securities issued by the Registrant pursuant to the unallocated universal shelf base prospectus (inclusive of any shares of common stock of the Registrant issued pursuant to the sales agreement prospectus) will not exceed $150,000,000.

(5)	Represents the total of the fee offsets claimed pursuant to Rule 457(p) under the Securities Act for the portion of registration fee previously paid with respect to unsold securities, as set forth in Table 2. The Registrant has terminated the offerings related to the unsold securities associated with the claimed offset.